Exhibit 99.1 Two Bethesda Metro Center 12th Floor Bethesda, MD 20814 (301) 968-9220 (301) 968-9221 Fax FOR IMMEDIATE RELEASE March 17, 2016 CONTACT: Investor Relations – (301) 968-9220 AMERICAN CAPITAL MORTGAGE PROMOTES GARY KAIN TO CEO; AL PURYEAR TO CHAIR MTGE BOARD Bethesda, MD – March 17, 2016 - American Capital Mortgage Investment Corp. (NASDAQ:MTGE) announced that today its Board of Directors elected Gary Kain, the company’s President and Chief Investment Officer, to the additional position of Chief Executive Officer and that he has joined the company’s Board of Directors. In addition, the Board has elected director Alvin N. Puryear as the Board’s non-executive Chair. In their new positions, Mr. Kain and Dr. Puryear replace Malon Wilkus, who is also leaving the company’s Board, effective today. “I have helped lead MTGE since our work at American Capital to found the company in 2011,” said Mr. Wilkus. “Now it’s come time for me to hand over the CEO position to Gary Kain. Gary has headed the company’s operations and outstanding investing activities since its founding and there is nobody better qualified than Gary to lead the company into the future and to contribute to the company’s Board. I am also pleased that Al Puryear, who has been a member of the Board since the company’s IPO, will be the new Chair.” “I would like to thank Malon for his tremendous service to the company over the years,” said Mr. Kain. “MTGE would not have been able to make it through the challenging IPO process without the leadership of Malon and his team. I am delighted to join MTGE’s Board of Directors and take on the additional responsibilities of being the company’s CEO. I look forward to working with the MTGE Board to help guide MTGE’s future against the backdrop of ever changing market conditions.”

ABOUT AMERICAN CAPITAL MORTGAGE INVESTMENT CORP. American Capital Mortgage Investment Corp. is a real estate investment trust that invests in and manages a leveraged portfolio of agency mortgage investments, non- agency mortgage investments and other mortgage-related investments. The Company is externally managed and advised by American Capital MTGE Management, LLC, an affiliate of American Capital, Ltd. (“American Capital”). For further information please refer to www.MTGE.com. ABOUT AMERICAN CAPITAL American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. American Capital manages $21 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $73 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $10 billion of total net book value. American Capital and its affiliates operate out of seven offices in the U.S. and Europe. For further information, please refer to www.AmericanCapital.com.